EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-124783, No. 333-176203, and No. 333-258332) on Form S-8 of our reports dated February 24, 2023, with respect to the consolidated financial statements of Morningstar, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Chicago, Illinois
February 24, 2023